Exhibit 10.20

Ronald S. Milstein		(336)335-7718
Senior Vice President,		Fax (336) 335-7707
Legal and External Affairs,	May 5, 2008
General Counsel and Secretary

Mr. Martin L. Orlowsky

714 Green Valley Road

Greensboro, NC 27408

Re:	Amendment to Employment Agreement

Dear Marty:

The purpose of this letter is to amend, on this 5th day of May, 2008 (the “Amendment”), the Employment Agreement (the “Agreement”) dated February 1, 2008, between Lorillard Tobacco Company (the “Company”) and Martin L. Orlowsky (“Orlowsky”).

WHEREAS, Section 4(b) of the Agreement provides that the Company’s Board of Directors (the “Board’) will award Orlowsky an annual bonus in an amount that is not less than $1,500,000 for 2008; and

WHEREAS, upon the completion of its separation from Loews Corporation as an independent public company, the Company anticipates adopting the Lorillard, Inc. 2008 Incentive Compensation Plan, which is intended to provide for equity and cash incentive awards including annual cash incentive compensation that constitutes “performance based compensation” pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in the Agreement and in this Amendment, the Company and Orlowsky agree as follows:

1. The Company and Orlowsky hereby amend Section 4(b) of the Agreement, effective as of May 5, 2008, to read in its entirety as follows:

“4(b). Bonus. In addition to the Base Salary referred to in Paragraph 4(a) above, Orlowsky’s bonus for the period after the completion of the separation from Loews Corporation as an independent public company (the “Annual Bonus”) will be administered by the compensation committee of the Board and will be based on achievement of performance goals established by the compensation committee pursuant to the Lorillard, Inc. 2008 Incentive Compensation Plan (or any successor plan), and such Annual Bonus, if any, shall be paid not later than March 15 immediately following the close of the year.”

Corporate Office:	Mail to:
714 Green Valley Road	P.O. Box 10529
Greensboro, NC 27408	Greensboro, NC 27404-0529

Mr. Martin L. Orlowsky

Page Two

May 5, 2008

2. The Company and Orlowsky agree that the Company will pay to Orlowsky, on or about June 1, 2008, a sum of $750,000 as a bonus to Orlowsky for the period commencing January 1, 2008 and ending June 30th 2008.

All other terms and conditions of the Agreement remain unchanged.

This Amendment has been executed by the parties as of the date first above written.

Very truly yours,

LORILLARD TOBACCO COMPANY

By:	/s/ Ronald S. Milstein
Ronald S. Milstein

(pursuant to a resolution of the Board of
Directors dated May 5, 2008)

ACCEPTED AND APPROVED

By:	/s/ Martin L. Orlowsky
Martin L. Orlowsky